EASTMAN CHEMICAL COMPANY - EMN	June 7, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 7, 2005

EASTMAN CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-12626	62-1539359
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification No.)

100 N. Eastman Road, Kingsport, TN	37660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 229-2000

ITEM 8.01. OTHER EVENTS.

J. Brian Ferguson, Chairman and Chief Executive Officer of Eastman Chemical Company (the "Company") and James P. Rogers, Executive Vice President and President, Eastman Division, of the Company have each entered into a separate Rule 10b5-1 trading plan (the "Plans") with a broker to exercise stock options to purchase, and upon exercise to sell, up to 202,284 and 214,500 shares, respectively, of the Company's common stock. The Plans provide for option exercises and sales of specified share amounts at specific market prices, subject to certain specified limitations. Option exercises and sales pursuant to these Plans may begin on August 2, 2005 and will terminate on August 1, 2006, unless terminated sooner in accordance with the terms of the Plans. Messrs. Ferguson and Rogers will have no control over the timing of their option exercises or stock sales under the respective Plans, and there can be no assurance that any or all of the shares covered by the Plans actually will be sold.

Mr. Ferguson and Mr. Rogers each entered into his Plan as part of his personal long-term investment strategy for asset diversification and liquidity. The Plans do not cover any of the shares of Company common stock currently held by Messrs. Ferguson or Rogers; any sales under the Plans of option shares will not reduce either of their total ownership of Company common stock and they will each continue to have a significant ownership interest in the Company. Any transactions under the Plans will be reported by Mr. Ferguson or Mr. Rogers through individual Form 144 and Form 4 filings with the Securities and Exchange Commission.

These Plans are intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company's insider trading policy. Rule 10b5-1 allows corporate insiders to establish pre-arranged written stock trading plans. A plan must be entered into in good faith at a time when the insider is not aware of material, nonpublic information. Subsequent receipt by the insider of material, nonpublic information will not prevent pre-arranged transactions under the plan from being executed.

EASTMAN CHEMICAL COMPANY - EMN	June 21, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eastman Chemical Company

By: /s/ Curtis E. Espeland Curtis E. Espeland Vice President and Controller
Date: June 21, 2005